Exhibit 99.1

Conference Call and Webcast

Today, August 1, 2022 at 10:00 a.m. ET

773-377-9070, conference ID 9772619 or www.bbgi.com

Replay information provided below

CONTACT:
B. Caroline Beasley	Joseph Jaffoni, Jennifer Neuman
Chief Executive Officer	JCIR
Beasley Broadcast Group, Inc.	212/835-8500 or bbgi@jcir.com
239/263-5000 or ir@bbgi.com

BEASLEY BROADCAST GROUP REPORTS SECOND QUARTER NET REVENUE OF $64.8 MILLION

NAPLES, Florida, August 1, 2022 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a multi-platform media company, today announced operating results for the three- and six-month periods ended June 30, 2022.

Summary of Second Quarter and Year-to-Date Results

In millions, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$64.8	$59.6	$120.5	$107.8
Operating income (loss) [1]	(4.5)	5.8	(7.3)	3.3
Net income (loss) [1]	(14.5)	0.2	(18.0)	(10.5)
Net income (loss) per diluted share [1]	($0.48)	$0.01	($0.61)	($0.35)
Station operating income (SOI - non-GAAP)	11.2	11.1	16.9	16.3

[1]

Operating income (loss) and net income (loss) per diluted share reflect an $8.6 million non-cash impairment loss in the three months ended June 30, 2022, and $1.5 million in other operating income, net in the three months ended June 30, 2021. Operating income (loss) and net loss per diluted share reflect a $10.5 million non-cash impairment loss in the six months ended June 30, 2022. Net loss attributable to BBGI stockholders and net loss per diluted share reflect a $5.0 million loss on extinguishment of long-term debt in the six months ended June 30, 2021.

Net revenue during the three months ended June 30, 2022 increased 8.8% to $64.8 million, primarily reflecting a year-over-year increase in audio and digital revenue due to the continued recovery of the commercial advertising market from the effects of the COVID-19 pandemic and higher political advertising revenue.

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Beasley Broadcast Group, 8/1/22	page 2

Beasley reported an operating loss of $4.5 million in the second quarter of 2022 compared to operating income of $5.8 million in the second quarter of 2021. The operating loss in the second quarter of 2022 primarily reflects an $8.6 million non-cash impairment loss due to an increase in the discount rate used in the analyses to estimate the fair value of FCC licenses and goodwill in a rising interest rate environment. For the comparable three months ended June 30, 2021, the Company recorded $1.5 million of other operating income, net from life insurance proceeds related to the death of George Beasley, the Company’s former Chairman.

As a result of these factors, Beasley reported a net loss of $14.5 million, or a negative $0.48 per diluted share, in the three months ended June 30, 2022, compared to net income of $0.2 million, or $0.01 per diluted share, in the three months ended June 30, 2021.

SOI increased by $0.1 million to $11.2 million in the second quarter of 2022 from $11.1 million in the second quarter of 2021. The increase is primarily attributable to higher net revenue, which more than offset higher operating expenses.

Please refer to the “Calculation of SOI” and “Reconciliation of Net Income (Loss) Attributable to BBGI Stockholders to SOI” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the financial results, Caroline Beasley, Chief Executive Officer, said, “Beasley delivered another period of strong top-line results in the second quarter, reflecting solid year-over-year growth across all of our revenue sources. Net revenue increased 8.8%, inclusive of a 4.3% rise in audio revenue and a 34.3% rise in digital revenue, with digital accounting for 16.5% of second quarter net revenue.

“Digital remains a central component of our revenue diversification strategy, and the momentum we are seeing in our digital business is further underpinned by our ability to grow digital revenue 37% on a quarterly sequential basis, while also improving our digital margin. Our new business performance was robust this quarter, as we recorded $7.8 million in new business revenue, representing a 60% increase from the first quarter of 2022 and 16% growth over the comparable prior year period. In addition, we acquired a small white label digital agency at the end of June, which will immediately contribute positive cash flow and synergies. We believe these results continue to demonstrate the inaccuracy of the perception that radio is more challenged than other segments of the technology, media, and telecom sectors.

“Total outstanding debt as of June 30, 2022 was $295.0 million, and we had $45.9 million of cash and cash equivalents on hand at quarter end. We repurchased $5.0 million of our 8.625% senior secured notes at a discount early in the second quarter, and made an interest payment of $12.9 million subsequent to quarter end. Our strong liquidity position enables us to make debt repayments while providing us with the financial flexibility to pursue a potential acquisition or investment in the digital space, should an opportunity arise that could accelerate our digital growth, provide synergies or improve financial results.

“We are keeping a close eye on the declining economic environment and initiated cost reductions beginning in the second quarter. Looking ahead, we will continue to focus on controlling what we can control, maximizing our growth opportunities, managing our expenses and capital structure, serving our audiences and advertisers and delivering results for our stockholders.”

Beasley Broadcast Group, 8/1/22	page 3

Conference Call and Webcast Information

The Company will host a conference call and webcast today, August 1, 2022, at 10:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial +1 773-377-9070, conference ID 9772619 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 9:00 a.m. ET on Monday, August 1, 2022. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

About Beasley Broadcast Group

The Company owns and operates 61 stations (47 FM and 14 AM) in 14 large- and mid-size markets in the United States. Approximately 20 million consumers listen to the Company’s radio stations weekly over-the-air, online and on smartphones and tablets, and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text messaging, digital and web applications and email. The Overwatch League’s Houston Outlaws esports team is a wholly owned subsidiary. The Company also owns BeasleyXP, a national esports content hub, and AXLR-R8, a Rocket League Championship Series team, in its esports portfolio. For more information, please visit www.bbgi.com.

For further information, or to receive future Beasley Broadcast Group news announcements via e-mail, please contact Beasley Broadcast Group, at 239-263-5000 or email@bbgi.com, or Joseph Jaffoni, JCIR, at 212-835-8500 or bbgi@jcir.com.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “looking ahead,” “intends,” “believes,” “expects,” “seek,” “will,” “should,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

Beasley Broadcast Group, 8/1/22	page 4

•	the effects of the COVID-19 pandemic, including its potential effects on the economic environment and our results of operations, liquidity and financial condition;

•	external economic forces that could have a material adverse impact on our advertising revenues and results of operations;

•	the ability of our radio stations to compete effectively in their respective markets for advertising revenues;

•	our ability to develop compelling and differentiated digital content, products and services;

•	audience acceptance of our content, particularly our radio programs;

•	our ability to respond to changes in technology, standards and services that affect the radio industry;

•	our dependence on federally issued licenses subject to extensive federal regulation;

•	actions by the FCC or new legislation affecting the radio industry;

•	increases to royalties we pay to copyright owners or the adoption of legislation requiring royalties to be paid to record labels and recording artists;

•	our dependence on selected market clusters of radio stations for a material portion of our net revenue;

•	credit risk on our accounts receivable;

•	the risk that our FCC licenses and/or goodwill could become impaired;

•	our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;

•	the potential effects of hurricanes on our corporate offices and radio stations;

•	the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute our programming;

•	disruptions or security breaches of our information technology infrastructure;

•	the loss of key personnel;

•	our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations;

•	the fact that our Company is controlled by the Beasley family, which creates difficulties for any attempt to gain control of our Company; and

•	other economic, business, competitive, and regulatory factors affecting our business, including those set forth in our filings with the SEC.

Our actual performance and results could differ materially because of these factors and other factors discussed in our SEC filings, including but not limited to our annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of August 1, 2022, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 8/1/22	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net revenue	$64,810,450	$59,574,705	$120,530,718	$107,786,745

Operating expenses:
Operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below)	53,626,592	48,494,420	103,636,141	91,462,291
Corporate expenses (including stock-based compensation)	4,567,470	3,957,854	8,800,930	7,863,143
Depreciation and amortization	2,451,102	2,850,923	4,967,002	5,802,824
Impairment losses	8,619,097	—	10,476,323	—
Gain on disposition	—	—	—	(191,988)
Other operating income, net	—	(1,500,000)	—	(400,000)

Total operating expenses	69,264,261	53,803,197	127,880,396	104,536,270
Operating income (loss)	(4,453,811)	5,771,508	(7,349,678)	3,250,475
Non-operating income (expense):
Interest expense	(6,823,217)	(6,865,369)	(13,672,254)	(12,643,440)
Loss on extinguishment of long-term debt	—	—	—	(4,996,731)
Other income, net	190,210	8,080	191,082	46,493

Loss before income taxes	(11,086,818)	(1,085,781)	(20,830,850)	(14,343,203)
Income tax expense (benefit)	3,554,469	(1,299,394)	(2,621,977)	(3,902,280)

Income (loss) before equity in earnings of unconsolidated affiliates	(14,641,287)	213,613	(18,208,873)	(10,440,923)
Equity in earnings of unconsolidated affiliates, net of tax	186,570	(25,919)	163,226	(56,024)

Net income (loss)	(14,454,717)	187,694	(18,045,647)	(10,496,947)
Earnings attributable to noncontrolling interest	—	—	—	129,249

Net income (loss) attributable to BBGI stockholders	$(14,454,717)	$187,694	$(18,045,647)	$(10,367,698)

Basic and diluted net income (loss) per share	$(0.48)	$0.01	$(0.61)	$(0.35)

Basic common shares outstanding	29,418,951	29,235,009	29,395,003	29,268,717

Diluted common shares outstanding	29,418,951	29,324,614	29,395,003	29,268,717

Selected Balance Sheet Data – Unaudited

(in thousands)

	June 30, 2022	December 31, 2021
Cash and cash equivalents	$45,918	$51,379
Working capital	53,519	67,696
Total assets	748,610	762,088
Long-term debt, net of unamortized debt issuance costs	287,641	293,790
Stockholders’ equity	$245,537	$263,082

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Beasley Broadcast Group, 8/1/22	page 6

Selected Statement of Cash Flows Data – Unaudited

	Six months ended June 30,
	2022	2021
Net cash provided by operating activities	$6,751,546	$4,849,026
Net cash used in investing activities	(7,301,590)	(2,191,287)
Net cash provided by (used in) financing activities	(4,910,152)	33,723,920

Net increase (decrease) in cash and cash equivalents	$(5,460,196)	$36,381,659

Calculation of SOI

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net revenue	$64,810,450	$59,574,705	$120,530,718	$107,786,745
Operating expenses	(53,626,592)	(48,494,420)	(103,636,141)	(91,462,291)

SOI	$11,183,858	$11,080,285	$16,894,577	$16,324,454

Reconciliation of Net Income (Loss) Attributable to BBGI Stockholders to SOI

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to BBGI stockholders	$(14,454,717)	$187,694	$(18,045,647)	$(10,367,698)
Corporate expenses	4,567,470	3,957,854	8,800,930	7,863,143
Depreciation and amortization	2,451,102	2,850,923	4,967,002	5,802,824
Impairment losses	8,619,097	—	10,476,323	—
Gain on dispositions	—	—	—	(191,988)
Other operating income, net	—	(1,500,000)	—	(400,000)
Interest expense	6,823,217	6,865,369	13,672,254	12,643,440
Loss on extinguishment of long-term debt	—	—	—	4,996,731
Other income, net	(190,210)	(8,080)	(191,082)	(46,493)
Income tax expense (benefit)	3,554,469	(1,299,394)	(2,621,977)	(3,902,280)
Equity in earnings of unconsolidated affiliates, net of tax	(186,570)	25,919	(163,226)	56,024
Earnings attributable to noncontrolling interest	—	—	—	(129,249)

SOI	$11,183,858	$11,080,285	$16,894,577	$16,324,454

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